ADMINISTRATION AGREEMENT

            THIS AGREEMENT is made as of this 1st day of October, 1996, by and between the IBJ FUNDS TRUST, a Delaware business trust (the "Trust"), and BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES (the "Administrator"), an Ohio limited partnership.

            WHEREAS, the Trust is an open-end management investment company registered under the Investment Trust Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares"); and

            WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such series of the Trust as the Trust and the Administrator may agree on ("Portfolios") and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

            ARTICLE 1. RETENTION OF THE ADMINISTRATOR; CONVERSION TO THE SERVICES. The Trust hereby engages the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in Article 2 below (collectively, the "Services"), and, in connection therewith, the Trust agrees to convert to the Administrator's data processing systems and software (the "BISYS System") as necessary in order to receive the Services. The Trust shall cooperate with the Administrator to provide the Administrator with all necessary information and assistance required to successfully convert to the BISYS System. The Administrator shall provide the Trust with a schedule relating to such conversion and the parties agree that the conversion may progress in stages. The date upon which all Services shall have been converted to the BISYS System shall be referred to herein as the "Conversion Date." The Administrator hereby accepts such engagement and agrees to perform the Services commencing, with respect to each individual Service, on the date that the conversion of such Service to the BISYS System has been completed. The Administrator shall determine in accordance with its normal acceptance procedures when the applicable Service has been successfully converted.

            The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

            ARTICLE 2. ADMINISTRATIVE SERVICES. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

            The Administrator shall provide the Trust with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for meetings of shareholders ("Shareholders") and Trustees of the Trust) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Trustees, the Administrator shall make reports to the Trust's Trustees concerning the performance of its obligations hereunder.

            Without limiting the generality of the foregoing, the Administrator shall:

                        (a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

                        (b) prepare and file with the SEC Post-Effective Amendments to the Company's Registration Statement and supplements thereto, Notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such meetings; coordinate the printing of such Post-Effective Amendments, supplements, and Proxy materials; accumulate information for and, subject to the approval by the Company's Treasurer, prepare reports to the Company's shareholders of record and the SEC including, but not necessarily limited to, the preparation and filing of (i) Semi-Annual Reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

                        (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's Shares with state securities authorities, monitor the sale of Trust Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

                        (d) review and provide advice and counsel on all sales literature (E.G., advertisements, brochures and shareholder communications) with respect to each of the Portfolios;

                        (e) administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

                        (f) supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

                        (g) calculate performance data of the Trust and its Portfolios for dissemination to information services covering the investment company industry;

                        (h) coordinate and supervise the preparation and filing of the Trust's tax returns;

                        (i) examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, including, without limitation, the Trust's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Trustees, report to the Board on the performance of organizations;

                        (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to Shareholders;

                        (k) assist with the design,  development,  and operation
                        of  the  Trust   Portfolios,   including   new  classes,
                        investment objectives, policies and structure;

                        (l) provide individuals reasonably acceptable to the Trust's Board of Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;

                        (m) advise the Trust and its Board of Trustees on matters concerning the Trust and its affairs;

                        (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

                        (o) monitor and advise the Trust and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

                        (p) perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

                        (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable; and

                        (r) assist in monitoring and developing compliance procedures for each Portfolio which will include, among other matters, procedures to monitor compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

                        (s) monitor the Company's arrangements with respect to services provided by financial institutions which are, or wish to become, shareholder servicing agents for the Company ("Shareholder Servicing Agents"). With respect to Shareholder Servicing Agents, the Administrator shall specifically monitor and review the services rendered by the Shareholder Servicing Agents to their customers, who are the beneficial owners of Shares, pursuant to agreements between the Company and such Shareholder Servicing Agents ("Shareholder Servicing Agreements"), including, among other things, reviewing the qualifications of financial institutions wishing to be Shareholder Servicing Agents, assisting in the execution and delivery of Shareholder Servicing Agreements, reporting to the Board of Directors with respect to the amounts paid or payable by the Company from time to time under the Shareholder Servicing Agreements and the nature of the services provided by Shareholder Servicing Agents, and maintaining appropriate records in connection with its monitoring duties;

                        (t) provide legal advice and counsel to the Company with respect to regulatory matters including: monitoring regulatory and legislative developments which may affect the Company and assisting in the strategic response to such developments, counseling and assisting the Company in routine regulatory examinations or investigations of the Company, and working closely with outside counsel to the Company in response to any litigation or non-routine regulatory matters;

                        (u) assist each Company in preparing for Board meetings by (i) coordinating board book production and distribution, (ii) preparing Board agendas and minutes,
                        (iii)  preparing the BISYS  section of Board  materials,
                        (iv) preparing special Board meeting materials, including but not limited to, materials relating to annual contract approvals and 12b-1 plan approvals, as agreed upon by the parties, and (v) such other Board meeting functions that are agreed upon by the parties; and

                        (v) perform internal audit examinations, mail annual reports of the Portfolios, prepare an annual list of Shareholders and mail notices of Shareholders' meetings, proxies and proxy statements.

            The Administrator shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time for which the Trust will pay the Administrator's out-of-pocket expenses.

            ARTICLE 3.  ALLOCATION OF CHARGES AND EXPENSES.

            (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

            (B) THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the investment adviser to the Trust or any affiliated corporation of the Administrator or the investment adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

            (C) EXPENSE LIMITATIONS UNDER STATE LAW.

                (1) If the aggregate expenses of every character incurred by, or allocated to, the Trust in any fiscal year, other than interest, taxes, expenses under the 12b-1 Plans, brokerage commissions and other portfolio transaction expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and any extraordinary expense (including, without limitation, litigation and indemnification expense), but including the fees provided for in Article 3(B) of this Agreement and under the Investment Advisory Agreement ("includable expenses"), shall exceed the expense limitations applicable to the Trust imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Trust may deduct from the fees to be paid to the Administrator, or the Administrator will bear, to the extent required by state law, that portion of such excess which bears the same relation to the total of such excess as the fee to the Administrator bears to the total fee otherwise payable for the fiscal year by the Trust pursuant to this Agreement and the Advisory Agreement between the Trust and the Adviser. The Administrator's obligation pursuant hereto will be limited to the amount of the fees payable for the fiscal year by the Trust pursuant to this Agreement.

                (2) With respect to portions of a fiscal year in which this Agreement shall be in effect, the limitation specified in subparagraph (1) above shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. At the end of each month of the Trust's fiscal year, the Administrator will review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includable expenses for the balance of that fiscal year. If, as a result of that review and estimation, it appears likely that the includable expenses will exceed the limitations referred to in this paragraph for a fiscal year, the monthly fees relating to the Trust, payable to the Administrator under this Agreement for such month shall be reduced, subject to later adjustments at the end of each month through the end of the fiscal year to reflect actual expenses, by an amount equal to the proportionate share attributable to the Administrator as described in subparagraph (1) above, of a pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year (less an amount equal to the aggregate of actual reductions made pursuant to this provision with respect to prior months of the fiscal year) are expected to exceed the limitations provided in this paragraph. For purposes of the foregoing, the value of the net assets of the Trust shall be computed in the manner specified in Schedule A of this Agreement, and any payments required to be made by the Administrator shall be made once a year promptly after the end of the Trust's fiscal year.

            ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR.

            (A) ADMINISTRATION FEE. Commencing on the Conversion Date, for the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly.

                If the Conversion Date occurs subsequent to the first day of a month or termination of this Agreement occurs before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

            (B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

            ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include partners, officers, employees and other agents of the Administrator as well as the Administrator itself.)

            So long as the Administrator acts in good faith and with due diligence and without negligence or reckless disregard of its obligations hereunder, the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Trust or any other service rendered to the Trust hereunder. The Administrator agrees to indemnify and hold harmless the Company, its employees, agents, Trustees, officers and nominees from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to the Administrator's bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

            The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

            The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the other party for the reasonable fees and expenses of any counsel retained by the other party.

            The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions or with the opinion of such counsel, accountants or other experts.

            Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

            ARTICLE 6. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

            ARTICLE 7. DURATION OF THIS AGREEMENT. The Term of this Agreement shall be as specified in Schedule A hereto.

            ARTICLE 8.  ASSIGNMENT.  This  Agreement  shall not be assignable by either party without the written consent of the other party; provided, however, that upon the provision of advanced written notice to the Trust, the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

            ARTICLE 9. AMENDMENTS. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

            For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

            ARTICLE 10. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

            In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

            ARTICLE 11. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

            ARTICLE 12. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to the Administrator, to it at 3435 Stelzer Road, Columbus, Ohio 43219; if to the Trust, to it at IBJ Schroder Bank & Trust Co., One State Street, New York, New York 10004, Attn: Dennis Buchert, with a copy to Steven Howard, Esq., Baker & McKenzie, 805 Third Avenue, New York, New York 10022, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

            ARTICLE 13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

            ARTICLE 14. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        IBJ FUNDS TRUST

                                        By: /s/ John J. Pileggi
                                        -----------------------
                                                John J. Pileggi

                                        Title: President

                                        BISYS FUND SERVICES LIMITED PARTNERSHIP

                                        BY: BISYS FUND SERVICES,
                                                GENERAL PARTNER

                                        By: /s/ J. David Huber
                                        ----------------------
                                                J. David Huber

                                        Title: Executive Vice President

                                   SCHEDULE A

                         TO THE ADMINISTRATION AGREEMENT

                           DATED AS OF OCTOBER , 1996

                             BETWEEN IBJ FUNDS TRUST

                                       AND

                     BISYS FUND SERVICES LIMITED PARTNERSHIP

Portfolios:             This  Agreement  shall  apply to all  Portfolios  of IBJ
                        Funds   Trust,   either   now   or   hereafter   created
                        (collectively, the "Portfolios"). The current Portfolios of the Trust are set forth below:

                                    Reserve Money Market Fund;
                                    Bond Fund;
                                    Core Equity Fund; and
                                    Growth and Income Fund.

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                                    Fifteen one-hundredths of one percent (.15%) of the Trust's average daily net assets.

                        The fee for the period from the day of the month upon which the Conversion Date occurs until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                        For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

                        The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

Term: The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending one year after the Conversion Date. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

                        Unless 60 days advance written notice of nonrenewal is provided by either party prior to the end of the Initial Term or the Agreement is sooner terminated as set forth above, this Agreement shall continue in effect following the Initial Term unless and until it is terminated in the manner set forth in this paragraph. Either party may terminate this Agreement after the Initial Term, without penalty, by the provision of 60 days advance written notice to the other party.

                        Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this
                        Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, in exchange for payment of its costs, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                        If, during the Initial  Term,  for any reason other than
                        (i) nonrenewal, or (ii) termination based upon a material breach of this Agreement, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to the Administrator equal to the balance due the Administrator for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that
                        (i) the asset level of the Trust on the date the Administrator is replaced, or a third party is added, will remain constant for the balance of the Initial Term and (ii) such payment shall be based upon the actual fee being charged on such date (which may or may not be lower than the contractual fee amount).